        As filed with the Securities and Exchange Commission on May 9, 1995

                                                Registration No. 33-_______

                           SECURITIES AND EXCHANGE COMMISSION

                                       FORM S-3

                REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                HONDO OIL & GAS COMPANY
                 (Exact name of registrant as specified in its charter)


                                        DELAWARE
             (State or other jurisdiction of incorporation or organization)


                                       95-1998768
                          (I.R.S. Employer Identification No.)


                               410 East College Boulevard
                               Roswell, New Mexico  88201
                                     (505) 625-8700
             (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                     C. B. McDaniel
                                 Secretary and Counsel
                                Hondo Oil & Gas Company
                               410 East College Boulevard
                               Roswell, New Mexico  88201
                                     (505) 625-8700
               (Name, address, including zip code, and telephone number,
                       including area code, of agent for service)

                                        Copy to:

                                 Richard A. Rubin, Esq.
                          Parker Chapin Flattau & Klimpl, LLP
                              1211 Avenue of the Americas
                               New York, New York  10036
                                     (212) 704-6000

        Approximate date of commencement of proposed sale to the public: from time to time after the effective date of this Registration Statement as determined by market conditions.















        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividends or interest reinvestment plans, check the following box. [x]

                            CALCULATION OF REGISTRATION FEE

        Title of each  Amount         Proposed       Proposed       Amount of
        class of       to be          maximum        maximum        regis-
        securities to  registered     offering       aggregate      tration
        be registered                 price          offering         fee
                                      per unit       price
        _____________  __________     ________     _____________    _________

        Common Stock,   189,080       $12.5625 (1) $2,375,317.50 (1) $819.08
        $1 par value

        (1) For purposes only of calculating the registration fee under Rule 457(c), the proposed maximum offering price per unit and the proposed maximum aggregate offering price are based upon the average of the high ($12.75) and low ($12.375) prices reported by the American Stock Exchange on May 5, 1995.

             THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8 OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8 MAY DETERMINE.































                       SUBJECT TO COMPLETION, DATED May 9, 1995

                                       PROSPECTUS

                                HONDO OIL & GAS COMPANY

                    189,080 SHARES OF COMMON STOCK, $1.00 PAR VALUE

                                 _____________________

             The 189,080 shares (the "Shares") of common stock, $1.00 par value, ("Common Stock") of Hondo Oil & Gas Company (the "Company") offered by this Prospectus are being offered for the account of Lonrho Plc and Thamesedge Ltd. (the "Selling Shareholders") by the Selling Shareholders. The Company will not receive any proceeds from this offering. See "Selling Shareholders" below.

          SEE "CERTAIN INVESTMENT CONSIDERATIONS" FOR A DISCUSSION OF CERTAIN
             FACTORS THAT SHOULD BE CONSIDERED BY THE PROSPECTIVE INVESTOR.

                 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                  SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
                  OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                         TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                 _____________________


             The Shares may be sold from time to time in one or more transactions on the American Stock Exchange, in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices including (a) through ordinary brokerage transactions in which the broker solicits purchases, (b) sales to one or more brokers or dealers as principal, and the resale by such brokers or dealers for their account pursuant to this Prospectus, including resales to other brokers and dealers, (c) block trades in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal in order to facilitate the transaction or (d) negotiated transactions with purchasers with or without a broker or dealer. On May 5, 1995, the last reported sales price of the Common Stock of the Company on the American Stock Exchange was $12.50 per share.

                                 _____________________

                     The date of this Prospectus is _______, 1995.

                                   TABLE OF CONTENTS


                                                                     Page

                Available Information                                    3

                Documents Incorporated By Reference                      3

                The Company                                              4

                Certain Investment Considerations                        4

                Selling Shareholders                                     6

                Plan of Distribution                                    11

                Experts                                                 12

                Legal Matters                                           12



          No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, Selling Shareholders or any underwriter. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the Shares or an offer to sell, or a solicitation of an offer to buy, Shares in any jurisdiction in which, or to any person to whom, such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof or that information herein is correct as of any time subsequent to its date.

                                 AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements, information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the Commission: 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Common Stock is listed on the American Stock Exchange; reports, proxy statements, information statements and other information filed by the Company with the American Stock Exchange can be inspected at the offices of the American Stock Exchange at 86 Trinity Place, New York, New York 10006.

          This Prospectus does not contain all the information set forth in the Registration Statement (No. 33-_____) on Form S-3 (the "Registration Statement") of which this Prospectus is a part, including exhibits thereto, which has been filed with the Commission in Washington, D.C. Copies of the Registration Statement and the exhibits thereto may be obtained, upon payment of the fee prescribed by the Commission, or may be examined without charge, at the office of the Commission.

                          DOCUMENTS INCORPORATED BY REFERENCE

          The following documents filed by the Company (File No. 1-8979) with the Commission pursuant to the Exchange Act are incorporated in this Prospectus by reference:

        1. The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1994.

        2. The Company's Quarterly Reports on Form 10-Q for the quarters ended December 31, 1994 and March 31, 1995.

        2. The Company's Current Reports on Form 8-K dated November 29, 1994 and March 3, 1995.

        3. The description of the Common Stock contained in the Company's Registration Statement on Form 8-A dated September 3, 1985, including any amendment or report filed by the Company for the purpose of updating such description.(1)
        ____________________

        (1) In 1988, the Company increased its number of authorized shares of Common Stock to 30,000,000.

          All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to termination of this offering, shall be deemed to be incorporated by reference into this

        Prospectus and to be a part hereof from the date of filing of such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all documents incorporated by reference in this Prospectus (not including exhibits unless such exhibits are specifically incorporated by reference). Requests for such information should be directed to C. B. McDaniel, Secretary and Counsel, Hondo Oil & Gas Company, 410 East College Boulevard, Roswell, New Mexico 88201, telephone (505) 625-8700.

                                      THE COMPANY

          The Company, a Delaware corporation organized in 1958, is an independent oil and gas company presently focusing on international oil and gas exploration and development. The Company's principal asset is an interest in an exploration concession in Colombia. For a more detailed description of the business of the Company, including audited and unaudited financial information, see the documents referred to in "Documents Incorporated by Reference." The Company's principal executive offices are located at 410 East College Boulevard, Roswell, New Mexico 88201, telephone (505) 625-8700.

                           CERTAIN INVESTMENT CONSIDERATIONS

          The following factors, should be considered carefully by prospective investors in the Common Stock offered hereby.

          SUBSTANTIAL RELIANCE ON SINGLE INVESTMENT. The Company's success currently is substantially dependent on its investment in the Opon project in Colombia, South America. The Company has no significant operating assets which are presently generating cash to fund its operating and capital requirements. At March 31, 1995 the Company had a deficiency in net assets of $70,096,000.

          In September 1994, the Company announced the discovery of potentially significant reserves of natural gas and condensate in an exploratory well recently drilled on the Opon Association Contract area in Colombia. See the Company's Annual Report on Form 10-K for the year ended September 30, 1994. No definitive assessment of the size of the hydrocarbon resources associated with the discovery can be made as of the date of this Prospectus.

          The Company's management believes that its Opon project has significant potential to be developed in conjunction with Colombia's planned natural gas transmission network and that the Company's future revenues will be derived from this source as well as oil production from the Opon project. However, there can be no assurance that the Opon project will be successfully developed or that alternative sources of funds will become available in the future.

          ROLE OF ECOPETROL. Empresa Colombiana de Petroleos ("Ecopetrol") is a quasi-governmental corporate organization wholly-owned by the Colombian government. Ecopetrol may become a participant in the Opon Contract after commercial production is established. See the Company's Annual Report on Form 10-K for the year ended September 30, 1994. Ecopetrol also owns and operates the refinery at Barrancabermeja that is a possible market for natural gas from the Opon project if and when production is established. Export of natural gas from the Opon project is not considered economically feasible at this time. At present, the price of natural gas is set by law enacted by the legislature of Colombia in 1983. The regulated price of natural gas could be changed in the future by action of the legislature. The participation of Ecopetrol, a government-owned company, in the Opon project as a participant and as a potential purchaser, and the power of the government of Colombia to set the price of natural gas creates the potential for a conflict of interest in Ecopetrol and/or the government. If such a conflict of interest materializes, the economic value of the Company's interest in the Opon project could be diminished. The Company's management believes that the risk of an adverse effect upon the Company from a conflict of interest in Ecopetrol and/or the government is remote; however, no assurances can be given, and no prediction can be made, concerning a possible adverse effect on the Company from a conflict of interest as described in this paragraph.

          FOREIGN OPERATIONS. Operations in the Opon project are subject to the risks inherent in foreign operations, including expropriation, nationalization, war and insurrection, and other political risks. Generating revenue from the sale of hydrocarbons will depend, to a certain extent, on the Colombian government continuing its present policy of expansion of existing, and development of new, natural gas markets, infrastructure, and transmission systems. There can be no assurance that the Colombian government will take these steps or that it will not impose regulatory burdens or restrictions that could adversely affect the development of the Opon project. In the past, guerilla activity in Colombia has disrupted the operation of oil and gas projects, including site preparation at the Opon Contract area during fiscal 1991. Since that time, security in the area has been significantly enhanced and the Company has taken steps to improve its relations with the local community. While the Company does not expect that future guerilla activity will have a material impact on the exploration and development of the Opon project, there can be no assurance that such activity will not occur or that such activity would not adversely affect the operations of the Opon project.

          RISKS OF OIL AND GAS EXPLORATION. Operations in the Opon project are subject to the operating risks normally associated with the exploration for and production of oil and gas, including fires, blowouts, other natural catastrophes and problems associated with environmental and pollution control. In addition, there are greater than normal mechanical drilling risks at the Opon Contract area associated with high pressures in the La Paz and other formations. These pressures may cause collapse of the well bore, impede the drill string while drilling, or cause difficulty in completing a well with casing and cement. These potential problems were overcome in the drilling of the Opon No. 3 well by the use of a top-drive drilling rig, heavy-weight drilling fluids and other technical drilling enhancements. As additional wells are drilled and additional data and experience are obtained, the mechanical risks should be reduced.

          LIMITED CAPITAL. The Company has no source of current income from its operations. The Company's principal remaining assets, its investment in the Opon project and its California real estate, do not currently provide any income and require additional capital for exploitation. For a more detailed discussion, see the Company's Annual Report on Form 10-K for the year ended September 30, 1994 and the documents referred to in "Documents Incorporated by Reference." The Company will not receive any proceeds from this offering.

          LOSSES FROM OPERATIONS. The Company experienced losses of $56,758,000, $23,844,000 and $11,056,000 for the years ended September
        30, 1992, 1993 and 1994, respectively. As discussed above under Limited Capital, because the Company's principal remaining assets do not currently provide any income and require additional capital for exploitation, the Company anticipates continued losses for the foreseeable future.

          CONTINUATION OF AMERICAN STOCK EXCHANGE LISTING. Because of losses in prior years and negative shareholders' equity, the Company does not fully meet all of the guidelines of the American Stock Exchange for continued listing of its shares. The Company's management is taking steps to improve the Company's ability to meet the Exchange's guidelines and preserve the listing. However, no assurances can be given that the Company's shares will remain listed on the Exchange in the future.

          EFFECT ON COMMON STOCK PRICE. Sales or potential sales of the Shares and other shares registered by the Company for the account of The Hondo Company and Lonrho Plc as pledgee (see "Selling Shareholders," below) may have an adverse effect on the market price for the Company's Common Stock. The Company cannot predict what effect sales of the Shares or other shares registered may have on the market.

                                  SELLING SHAREHOLDERS

          The Shares to be offered by this Prospectus (the "Shares") are being offered for the account of Lonrho Plc and Thamesedge Ltd. Thamesedge Ltd. is a wholly-owned subsidiary of Lonrho Plc. The Shares constitute shares of Common Stock of the Company that have been issued in payment of interest under certain loan agreements among the Company and certain of its subsidiaries and Lonrho Plc. and Thamesedge Ltd.

          On November 30, 1988, Thamesedge Ltd., purchased a $75,000,000, 13.5% Senior Note, due in 1998, from the Company in a private placement. The Company repaid $44,500,000 of this loan by September 30, 1992 using proceeds from asset sales as required by the loan agreement.

          During calendar 1991, Lonrho Plc entered into loan agreements with the Company pursuant to which, as amended to date, the Company has borrowed an aggregate of $32,000,000 from Lonrho Plc. At the time the loans were made, the interest rate thereon was similar to that in the Company's former working capital loan with a bank for its refining and marketing operations.

          On December 18, 1992, Thamesedge Ltd. and Lonrho Plc agreed to defer interest and certain principal payments. As consideration for the deferral of interest and principal payments, on December 18, 1992, the Company granted Lonrho Plc a 5% share of the Company's net profits, as defined, under the Opon Contract. Following the final payment of such indebtedness, Lonrho Plc's share of such net profits will be decreased by one-half.

          On April 30, 1993, Lonrho Plc loaned to the Company $3,000,000 and on June 25, 1993, Lonrho Plc loaned the Company an additional $4,000,000. As security for these loans the Company and its subsidiaries granted mortgages on certain real property to Lonrho Plc. The interest rates for these loans were the same as that for other loans from Lonrho Plc.

          On December 17, 1993, Thamesedge Ltd. and Lonrho Plc agreed to add interest accrued at September 30, 1993 to principal and reduce the annual interest rate on each of the foregoing loans to the Company to 6% effective September 30, 1993 and defer principal payments on the loans. Lonrho Plc and the Company further agreed that, if the Company does not have sufficient cash resources to pay interest on any of the foregoing indebtedness of the Company when due, the Company may offer to pay such interest in shares of its Common Stock valued at their market price on the day the interest is due. Thereupon Lonrho Plc may either accept such offer or add the amount of interest then due to the remaining outstanding principal balance of the applicable obligation. From September 30, 1993 through March 31, 1995, interest of approximately $10,609,000 has been added to principal of debts to Thamesedge Ltd. and Lonrho Plc.

          On October 18, 1994, the Company paid to Lonrho Plc $5,000,000 to repay a portion of the loans made in calendar 1991. At the same time, Lonrho Plc provided a $5,000,000 loan facility to the Company. On November 10, 1994, Thamesedge Ltd. and Lonrho Plc agreed to extend the maturities of all of the above debts to not earlier than October 1, 1996.

          As provided in the agreement dated December 17, 1993, on March 15, 1995, Lonrho Plc and Thamesedge Ltd. accepted the Company's offer to pay the interest due April 1,1995 on the indebtedness in shares of the Company's Common Stock. On April 3, 1995, the Company issued 99,113 shares, and 89,967 shares, respectively, of its Common Stock to Lonrho Plc and Thamesedge Ltd. The Company is obligated by these agreements to register with the Commission the resale of the shares received by Lonrho Plc and Thamesedge Ltd. as payment for the interest on the indebtedness. The Selling Shareholders have relied on the terms of these agreements in requesting the registration of the Shares.

          The following table sets forth certain information for each Selling Shareholder with respect to (i) such Selling Shareholder's beneficial ownership of the Company's Common Stock prior to the offering of any Shares hereunder and prior to the offering of shares of Common Stock that may be offered under another Registration Statement (No. 33-52496) filed by the Company with the Commission, (ii) the number of Shares that may be offered for sale hereunder, (iii) the number of shares of the Company's Common Stock that such Selling Shareholder may offer under such other Registration Statement, and (iv) the number of shares of the Company's Common Stock to be beneficially owned by such Selling Shareholder after the offerings referred to in (ii) and (iii). Under the Commission's rules, several persons may be deemed beneficial owners of the same shares. As a result, readers are urged to read the footnotes to the following table and the discussion following the table and footnotes.

                                        Lonrho Plc               Thamesedge Ltd.
                                        __________               _______________

        Shares of Common Stock          10,339,280(1)                 89,967
        Beneficially Owned
        Prior to Offering

        Shares of Common Stock             189,080(2)                 89,967
        to be Offered Hereunder

        Shares of Common Stock           3,609,200(3)                      0
        to be Offered Under
        Another Registration
        Statement

        Shares of Common Stock           6,541,000(4)                      0
        Beneficially Owned
        After Offerings
        ________________
        (1) Includes (a) the Shares (as reflected in footnote (2)) and (b) 10,150,200 shares owned of record by The Hondo Company, but subject to a pledge to Lonrho Plc. See footnotes (3) and (4), below, and the discussion regarding The Hondo Company that follows these footnotes.

        (2) Includes the 89,967 shares that are owned by Thamesedge Ltd., a wholly-owned subsidiary of Lonrho Plc.

        (3) The Company filed a separate Registration Statement on Form S-3 on behalf of The Hondo Company and Lonrho Plc, as pledgee, covering 3,609,200 of the 10,150,200 shares owned of record by The Hondo Company. See the discussion regarding The Hondo Company that follows these footnotes.

        (4) Owned of record by The Hondo Company and subject to a pledge to Lonrho Plc. Based upon the number of shares of the Company's Common Stock issued and outstanding at the date of this Prospectus, 49.4%. See the discussion regarding The Hondo Company that follows these footnotes.

          THE FOLLOWING DISCUSSION RELATES TO THE 10,150,200 SHARES OF COMMON STOCK OF THE COMPANY OWNED OF RECORD BY THE HONDO COMPANY. SUCH DISCUSSION DOES NOT RELATE TO THE SHARES OFFERED BY THIS PROSPECTUS, NONE OF WHICH ARE OWNED BY THE HONDO COMPANY.

          The shareholders of The Hondo Company, and their approximate respective percentages of ownership of The Hondo Company as of May 9, 1995 are set forth below:

                    Robert O. Anderson . . . . . . . . .39.990%
                    W. Phelps Anderson . . . . . . . . . 5.005%
                    Robert B. Anderson . . . . . . . . . 5.005%
                    Lonrho, Inc. . . . . . . . . . . . .50.000%

          Due to their shareholdings in The Hondo Company and a Shareholders' Agreement related to their rights to vote and dispose of their shareholdings in The Hondo Company, Robert O. Anderson, Robert B. Anderson, W. Phelps Anderson and Lonrho, Inc. may be deemed to have shared voting and investment power as to the 10,150,200 shares of Common Stock owned directly by The Hondo Company (subject to the rights of Lonrho Plc as pledgee and the litigation described below). Due to its indirect ownership of 100% of the stock of Lonrho, Inc. and Scottsdale Princess, Inc., Lonrho Plc may also be deemed to beneficially own such shares. Robert O. Anderson, Robert B. Anderson and W. Phelps Anderson (the "Anderson Family"), Lonrho, Inc. and The Hondo Company are parties to a Shareholders' Agreement dated October 17, 1986 (the "Shareholders' Agreement") covering all of the outstanding shares of capital stock of The Hondo Company and relating to the rights of the shareholders of The Hondo Company to vote and dispose of the shares of The Hondo Company owned by them. The Shareholders' Agreement does not directly relate to shares of the Company's Common Stock owned by The Hondo Company. Among other things, the Shareholders' Agreement provides that the Anderson Family, on the one hand, and Lonrho, Inc., on the other hand, shall each vote for an equal number of designees of the other to serve as the Board of Directors of The Hondo Company. Since the management of The Hondo Company is vested in its Board of Directors (which may make determinations as a group with respect to the voting, including with respect to the election of directors of the Company, and disposition of the shares of Common Stock that The Hondo Company may have the right to vote and dispose of), the ability of the parties to the Shareholder's Agreement to elect the management of The Hondo Company give them effective control over the voting and disposition of all of the shares of Common Stock owned by The Hondo Company, (subject to the rights of Lonrho Plc as pledgee and the litigation described below). See the documents referred to in "Documents Incorporated by Reference" for information about Robert O. Anderson.

          Lonrho Plc has informed the Company that on July 6, 1993, Robert O. Anderson granted an option in favor of Scottsdale Princess, Inc., a subsidiary of Lonrho, Inc., to acquire up to 25% of the shares of The Hondo Company out of his holdings. The option may be exercised at any time on or before July 5, 1996. The exercise of the option is subject to prior commitments and pledges to lenders made by Robert O. Anderson with respect to the shares subject thereto. John F. Price is President and director and R.E. Whitten is a director of Scottsdale Princess,

        Inc., and are also directors of the Company. In a Schedule 13D filed on March 8, 1995, by The Hondo Company, Robert O. Anderson, W. Phelps Anderson and Robert B. Anderson, Robert O. Anderson stated that he considers the option to be null and void.

          In a Complaint for Declaratory Judgment filed on April 13, 1995, by Bank of America, NT & SA ("Bank of America"), against Robert O. Anderson, Robert B. Anderson, W. Phelps Anderson, Scottsdale Princess, Inc., Lonrho Plc, Lonrho, Inc. and The Hondo Company, Bank of America stated that it has caused a Writ of Execution to be levied against all of Robert O. Anderson's shares in The Hondo Company pursuant to a judgment held by it against Robert O. Anderson. In the Complaint, Bank of America seeks a declaration that (a) the option granted to Scottsdale Princess, Inc. by Anderson is unenforceable, and (b) that the Shareholders' Agreement among the shareholders of The Hondo Company is not enforceable against Bank of America as judgment creditor or against a purchaser at an execution sale as to (i) the requirement that a purchaser of the shares agree to be bound by the Shareholders' Agreement, and (ii) the right of first refusal and the requirement of consent granted to the other parties to the Shareholders' Agreement.

          Lonrho, Inc. is a wholly-owned subsidiary of Lonrho Plc. Dieter Bock and R.E. Whitten, directors of the Company, are directors of Lonrho Plc, the indirect parent of Lonrho, Inc. John F. Price, a director of the Company, is an associate director of Lonrho Plc. John F. Price is a director and President, and R.E. Whitten is a director, of Lonrho, Inc. See the documents referred to in "Documents Incorporated by Reference" for information about Dieter Bock, John F. Price, R.E. Whitten, Scottsdale Princess, Inc., Lonrho, Inc. and Lonrho Plc.

          In a Schedule 13D filed on October 7, 1994, Lonrho Plc reported that on October 3, 1994, Lonrho Plc purchased from Union Bank for $40,000,000, and received an assignment of, all of Union Bank's rights and obligations under a Revolving Credit Agreement between that bank and The Hondo Company (the "Revolving Credit Agreement"), and the related Promissory Note (the "Note"), the guarantees of Lonrho Plc and Robert O. Anderson and a Pledge Agreement under which The Hondo Company's obligations under the Revolving Credit Agreement, the Note and the Pledge Agreement were secured by a pledge of all shares of Common Stock of the Company then or thereafter owned by The Hondo Company (the "Pledge Agreement").

          Lonrho Plc has informed the Company that an Event of Default now exists under the Revolving Credit Agreement and, therefore, Lonrho Plc is entitled to, among other things, exercise its rights and remedies provided under the Pledge Agreement, including voting the pledged shares and selling the pledged shares from time to time and applying the proceeds received therefrom to the payment of all obligations of The Hondo Company under the Revolving Credit Agreement, Note and Pledge Agreement. Lonrho Plc has advised both the Company and The Hondo Company that The Hondo Company's rights have ceased and that such rights have become vested in Lonrho Plc. Under the Pledge Agreement, the Anderson Family has a first refusal right with respect to any sale by Lonrho Plc of the pledged shares.

          In an Amendment No. 4 to a Schedule 13D filed on March 8, 1995, by The Hondo Company, Robert O. Anderson, W. Phelps Anderson and Robert B. Anderson, Robert O. Anderson states that the purchase of the Union Bank loan by Lonrho Plc violated the Shareholders' Agreement among the shareholders of The Hondo Company (described in Note (1), above) and, therefore, Lonrho Plc may not sell the shares of Common Stock subject to the Pledge Agreement or exercise voting rights related thereto. Amendment No. 4 also states that (a) in connection with the controversy between Robert O. Anderson and Lonrho Plc, Robert O. Anderson has advised Lonrho Plc that he believes that it is in the best interest for The Hondo Company to sell its interest in the Company to a third party,
        (b) Robert O. Anderson intends to actively seek to find a buyer for The Hondo Company's interest in the Company, and (c) there can be no assurance that Mr. Anderson will find a purchaser or that any offer, if made, would be acceptable to Robert O. Anderson or Lonrho Plc.


                                  PLAN OF DISTRIBUTION

          The shares of Company Common Stock registered hereunder may be sold from time to time by the Selling Shareholders.

          The Selling Shareholders have informed the Company that Shares sold under this Prospectus may be sold on the American Stock Exchange, in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices by one or more of the following methods: (a) through ordinary brokerage transactions in which the broker solicits purchases,
        (b) sales to one or more brokers or dealers as principal, and the resale by such brokers or dealers for their account pursuant to this Prospectus, including resales to other brokers and dealers, (c) block trades in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal in order to facilitate the transaction or (d) negotiated transactions with purchasers with or without a broker or dealer. In connection with any sales, the Selling Shareholders, and any broker or dealer participating in such sales may be deemed "underwriters" within the meaning of the Securities Act of 1933 and any commissions, discounts or concessions received by a broker or dealer (which may be in excess of customary commissions) and any gain realized by such broker or dealer on the sale of Shares may be deemed "underwriting compensation". Any such commissions, discounts or concessions will be paid or borne by the Selling Shareholders and not the Company.

          Upon being notified by a Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the purchase by a broker or dealer of shares covered hereby, a prospectus supplement will be filed pursuant to Rule 424(c) of the Securities Act of 1933, disclosing (i) the name of such Selling Shareholder and of the participating broker-dealer(s); (ii) the number of shares involved;
        (iii) the price at which such shares were sold; and (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable.

                                        EXPERTS

          The consolidated financial statements of the Company appearing in the Company's Annual Report on Form 10-K for the year ended September 30, 1994, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph with respect to an uncertainty described in Note 1 to the consolidated financial statements) included therein and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given upon the authority of such firm as experts in accounting and auditing.

                                     LEGAL MATTERS

          The validity of the Shares offered hereby is being passed upon for the Company by C.B. McDaniel, a director, Counsel to and Secretary of the Company. Mr. McDaniel holds options to acquire 20,000 shares of the Common Stock of the Company at an exercise price of $7.50 per share and options to acquire 20,000 shares of the Common Stock of the Company at an exercise price of $14.625 per share. As of May 5, 1995, Mr. McDaniel's options for 20,000 shares (10,000 shares of which are exercisable at each price) were exercisable.

                                        PART II

                         INFORMATION NOT REQUIRED IN PROSPECTUS

        Item 14.  Other Expenses of Issuance and Distribution.

          The following are the actual and estimated expenses incurred in connection with the registration and sale of the Selling Shareholders' Shares. The Company will pay all of these expenses except the legal fees of counsel to the Selling Shareholders.

          Item                                       Amount

          SEC registration fees                   $   819.08
          Listing fee, American Stock Exchange      3,781.60
          Legal fees and expenses                   2,500.00*
          Accountants' fees and expenses            3,000.00*
          Miscellaneous                               399.32*

               Total                              $10,500.00*
        ____________________

        * Estimated


        Item 15.  Indemnification of Directors and Officers.

          Section 145 of the Delaware General Corporation Law permits a Delaware corporation to indemnify its officers or directors under certain circumstances. That statute provides that, in actions in which the corporation is not a party, the corporation may indemnify its officers and directors for losses incurred by them if the officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In actions in which the corporation is a party, the statute provides the same standard but prohibits indemnification if the officer or director is adjudged liable to the corporation, unless the Delaware Court of Chancery or the court in which the suit or action is brought determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity. The statute further permits a corporation to purchase and maintain insurance on behalf of its officers or directors against any liability asserted against him and incurred by him in such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability.

          The Company's Certificate of Incorporation does not restrict the indemnification of officers or directors. The Company's Bylaws provide for the indemnification of the Company's officers and directors to the fullest extent permitted under Delaware law against all costs, charges, expenses, liabilities and losses reasonably incurred or suffered by such person in connection with any action, suit or proceeding by reason of the fact that they are or were officers or directors of the Company.
        The Company's Bylaws permit the Company to maintain insurance to protect any officer or director of the Company against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under Delaware law. The Company's Bylaws further permit the Company to enter into agreements with any officer or director providing for indemnification to the fullest extent permitted by Delaware law. The Company has directors' and officers' liability insurance policies presently in force insuring directors and officers of the Company and its subsidiaries.


        Item 16.  Exhibits.

          The following exhibits are filed as part of this Registration
        Statement:

          4    Restated Certificate of Incorporation and Bylaws of the
        Company(1)

          5    Opinion of C. B. McDaniel, Esq.

          23.1 Consent of Ernst & Young LLP.

          23.2 The consent of C. B. McDaniel, Esq. appears in Exhibit 5.

          24   Powers of attorney.
        ____________________

        (1) Included in the Company's Annual Report on Form 10-K for the year ended September 30, 1994, and incorporated herein by reference.

        Item 17.  Undertakings.

          The Company hereby undertakes:

          (1) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, unless the information otherwise required to be included in a post-effective amendment is contained in a periodic report filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, unless the information otherwise required to be included in a post-effective amendment is contained in a periodic report filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                       SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Roswell, State of New Mexico, on May 9, 1995.

                                           HONDO OIL & GAS COMPANY



                                           By: /s/Stanton J. Urquhart
                                               _______________________
                                               Stanton J. Urquhart
                                               Vice President

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

        Signature                  Title                      Date
        _________                  _____                      ____


                                   Chairman of the
        ________________________   Board and Director
        ROBERT O. ANDERSON

        /s/ John J. Hoey           President, Chief      May 9, 1995
        ________________________   Executive Officer
        JOHN J. HOEY               and Director

        /s/ Dieter Bock            Director              May 9, 1995
        ________________________
        DIETER BOCK

        /s/ C.B. McDaniel          Secretary and         May 9, 1995
        ________________________   Director
        C.B. MCDANIEL

        /s/ Douglas G. McNair      Director              May 9, 1995
        ________________________
        DOUGLAS G. MCNAIR

        /s/ John F. Price          Director              May 9, 1995
        ________________________
        JOHN F. PRICE

                                   Director
        ________________________
        R. W. ROWLAND

        /s/ Robert K. Steer        Director              May 9, 1995
        ________________________
        ROBERT K. STEER

        /s/ R. E. Whitten          Director              May 9, 1995
        ________________________
        R. E. WHITTEN

        /s/ Stanton J. Urquhart    Vice President        May 9, 1995
        ________________________   (Principal Financial
        STANTON J. URQUHART        and Principal
                                   Accounting Officer)